Exhibit 99.1
December 13, 2016
Dear Shareholder,

As you may recall, you and all other shareholders of Hines Real Estate Investment Trust, Inc. (“Hines REIT” or “the Company”) were recently provided the opportunity to vote on a proposal to approve a plan to liquidate and dissolve the Company. We are now pleased to follow up with good news about the results of that vote and our next steps.

At the Company’s Annual Shareholder meeting on November 7, 2016, we announced that the Company received more than the required number of votes to approve the proposed plan of liquidation and dissolution, which included the sale of seven West Coast assets to an affiliate of Blackstone for approximately $1.2 billion. The Hines REIT board of directors met immediately afterward to formally accept the shareholder vote and to authorize completion of the sale, which closed on November 10, 2016.

In addition to the Blackstone transaction, Hines REIT has now successfully completed the sale of most of its assets and expects to close on the sale of its few remaining assets soon. As previously disclosed in the proxy statement mailed to you relating to the plan of liquidation and dissolution, the board of directors estimated aggregate liquidating distributions to be in the range of $6.35 - $6.65 per share.

We previously announced that we will pay an initial liquidating distribution of $6.20 per share on or around December 23, 2016 and expect to make one or more additional liquidating distributions during the first quarter of 2017. The initial liquidating distribution of $6.20 per share represents a significant portion of the net proceeds from our asset sales. In addition, we expect the board of directors will determine a new Net Asset Value (“NAV”) of the Company on or before December 31, 2016 and that the new NAV, which will be reduced to reflect the payment of the initial liquidating distribution of $6.20 per share, will be included on your account statement at year end. Combining the $6.20 per share distribution with the $1.01 per share in special distributions paid to shareholders between 2011 and 2013-which were funded with a portion of the proceeds from the sale of certain strategic assets-we will have returned to shareholders a total of $7.21 per share in invested capital prior to the payment of the final liquidating distribution or distributions to shareholders in early 2017.

From the beginning of Hines REIT back in 2004, the Company’s board of directors and management team worked to build a portfolio of high-quality investment properties. We never lost sight of that vision, even as the U.S. subsequently experienced the worst financial crisis and economic recession in more than 70 years beginning in 2008. And so we thank you for your investment and your patience as we have endeavored to achieve the best possible outcome for you and all other investors in Hines REIT.

Sincerely yours,

Jeffrey C. Hines	Sherri W. Schugart
Chairman of the Board	President & Chief Executive Officer

Forward-Looking Statements
This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements include, among others, statements about the expected benefits of the plan of liquidation and dissolution (the “Plan”), the estimated range and timing of distributions to be made in connection with the Plan, the expected timing and completion of the Plan, and the future business, performance and opportunities of the Company. Forward-looking statements generally can be identified by the use of words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” or similar words or phrases intended to identify information that is not historical in nature. These risks and uncertainties include, without limitation, unanticipated difficulties or expenditures relating to the Plan, unanticipated difficulties or expenditures relating to pending legal proceedings or legal proceedings that may be instituted against the Company and others related to the Plan; potential liability for uninsured losses and environmental contamination; risks associated with the Company’s potential failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended; possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel of Hines Interests Limited Partnership or its affiliates whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statement speaks only as of the date of this letter. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events or otherwise.